RICKEL SERVICES AGREEMENT


         SERVICES AGREEMENT, dated as of October 26, 1993
(this "Agreement"), between PATHMARK STORES, INC., a Delaware corporation ("Pathmark"), and PLAINBRIDGE, INC., a Delaware corporation ("Plainbridge").

                      W I T N E S S E T H:


         WHEREAS, Pathmark, Plainbridge and PTK Holdings, Inc., a Delaware corporation, have entered into a Distribution and Transfer Agreement, dated as of October 26, 1993, pursuant to which Pathmark will, among other things, contribute certain assets and properties related to its Rickel operations (the "Rickel Businesses") to the capital of Plainbridge and Plainbridge will assume substantially all the liabilities and obligations relating to the Rickel Businesses (the "Asset and Liability Transfer");

         WHEREAS, Pathmark and its employees have heretofore provided certain administrative services to the Rickel
Businesses and, in order for Plainbridge to operate the Rickel
Businesses, Plainbridge will require that Pathmark continue to provide such services to Plainbridge on the terms and conditions set forth herein;

         WHEREAS, it is a condition to the Asset and Liability
Transfer that Pathmark and Plainbridge enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and and the mutual agreements and covenants hereinafter set forth, Pathmark and Plainbridge hereby agree as follows:


                           ARTICLE I

                     CERTAIN DEFINED TERMS

         Section 1.01  Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings:




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         "Action" means any claim, action, suit, arbitration,
inquiry, proceeding or investigation by or before any Governmental Authority.

         "Asset and Liability Transfer" has the meaning specified in the recitals to this Agreement.

         "Event of Force Majeure" means, for any Person, any event, circumstance or condition that is beyond the control of such Person and that prevents such Person from performing, in whole or in part, its obligations under this Agreement.
Without limiting the generality of the foregoing, the following occurrences shall be deemed to be Events of Force Majeure: (a) Acts of God, fire, explosion, accident, flood, storm or other natural phenomenon; (b) war (whether declared or undeclared), riot, blockade, sabotage or acts of public enemies;
(c) national defense requirements; (d) compliance with any law, rule, regulation or Governmental Order that (x) becomes effective after the date hereof and (y) is binding on the Person seeking to rely on such law, rule, regulation or Governmental Order to excuse performance, and such Person's compliance therewith is not voluntary or optional; (e) strikes, lockouts or injunctions (it being understood that nothing herein shall require a Person to settle such or any other kind of labor dispute except on such terms as shall be satisfactory to such Person); (f) unavailability (for reasons other than the cost thereof) of adequate fuel, power, raw materials, labor, containers or transportation facilities; and (g) breakage or failure of machinery or equipment. Without limiting the generality of the foregoing, compliance with any law, regulation or Governmental Order shall not be considered an Event of Force Majeure unless such law, regulation or Governmental Order is binding on the Person seeking to rely on compliance with such law, regulation or Governmental Order to excuse performance of its obligations under this Agreement and such Person's compliance therewith is not voluntary or optional.

         "Event of Insolvency" means that, with respect to any Person or any of its Subsidiaries, such Person or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of





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debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period or 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this definition.

         "Governmental Authority" means any U.S. federal, state or local government, governmental authority, regulatory or administrative agency, governmental commission, board, bureau, court or tribunal or any other similar arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Liabilities" means any and all debts, liabilities, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or undeterminable, including, without limitation, those arising under any law (including, without limitation, any environmental law), Action, or Governmental Order and those arising under any contract, agreement, arrangement, commitment, or undertaking.

         "Losses" means any and all losses, Liabilities, claims, damages, payments, costs and expenses, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any such Actions or threatened Actions.

         "Pathmark Subsidiary" means any Subsidiary of Pathmark other than Plainbridge or any Plainbridge Subsidiary.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.





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         "Plainbridge Subsidiary" means any entity that is
currently a subsidiary of Plainbridge and any other Subsidiary of Plainbridge which hereafter may be organized or acquired.

         "Rickel Businesses" has the meaning specified in the recitals to this Agreement.

         "Rickel Service Manual" means the Rickel service manual prepared by Pathmark and delivered to Plainbridge on the date of this Agreement.

         "Services" means the administrative services to be purchased from Pathmark by Plainbridge pursuant to this Agreement and described in the Rickel Service Manual.

         "Subsidiary" of a Person means any corporation, partnership, joint venture, association and other entity controlled by such Person directly or indirectly through one or more intermediaries.


                           ARTICLE II

                            SERVICES

         SECTION 2.01.   Provision of Services by Pathmark.
(a) Pathmark shall provide, or cause to be provided, to Plainbridge and each Plainbridge Subsidiary such Services as may be required by Plainbridge or such Plainbridge Subsidiary, as the case may be; such Services to be performed in a manner substantially consistent with the manner (i) in which the Services were provided by Pathmark to the Rickel Businesses prior to the Asset and Liability Transfer and (ii) in which Pathmark shall perform such Services for its own benefit. Pathmark shall be an independent contractor and, except as authorized by Plainbridge, shall have no authority to bind Plainbridge or any Plainbridge Subsidiary in any manner whatsoever. Plainbridge agrees to provide, or cause to be provided, to Pathmark and its employees such authority as may be required for Pathmark to effectively and efficiently perform the Services for Plainbridge and any Plainbridge Subsidiary. All communications with third parties by Pathmark on behalf of Plainbridge or any Plainbridge Subsidiary shall be in the name of Plainbridge or such Plainbridge Subsidiary.

         (b) Plainbridge shall be responsible for the completeness and accuracy of all information furnished to








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Pathmark by Plainbridge in connection with Pathmark's
performance of the Services. Plainbridge shall provide all information, data and documentation in the same format as was used by the Rickel Businesses prior to the Asset and Liability
Transfer, except as reasonably agreed to by Pathmark.

         SECTION 2.02. Third Party Provision of Services. In the event that Pathmark has contracted with a third party to provide any of the Services, it shall use commercially reasonable efforts to cause such third party to provide such Services to Plainbridge at a performance and quality level substantially similar to the level of service provided to the Rickel Businesses prior to the Asset and Liability Transfer, and Plainbridge shall continue to pay Pathmark directly for the Services in accordance with Article III. Pathmark shall discuss with Plainbridge as soon as practicable any problems or difficulties relating to such third parties, and will give Plainbridge at least 30 days' notice in the event such a problem or difficulty threatens to affect the Services in a manner materially adverse to Plainbridge.



                          ARTICLE III

                          SERVICE FEE

         SECTION 3.01. Service Fee. As payment for such Services as may be provided pursuant to Article II, Plainbridge agrees, subject to Section 3.02, to pay Pathmark a single fee (the "Service Fee") representing the aggregate cost to Pathmark of providing such Services calculated in accordance with the methods documented in the Rickel Service Manual. Pathmark shall deliver to Plainbridge an invoice as promptly as practicable after the end of each month for the Service Fee for such month. Plainbridge shall pay to Pathmark the Service Fee specified in such invoice within seven days of its receipt.

         SECTION 3.02.  Service Fee Adjustments.  (a)  Pathmark
agrees to make a good faith effort to provide the Services in a cost efficient manner.

         (b)  Service Fee reductions shall be made
(retroactively as necessary) to reflect the cost reductions applicable to the period for which a Service Fee is to be or was paid. Any Service Fee reduction applicable to a period for which the Service Fee has already been paid shall be








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applied to offset future Service Fee payments or shall be
promptly paid by Pathmark to Plainbridge if no further Service
Fee payments equal to or in excess of such amount can reasonably be expected to become due and payable.


                           ARTICLE IV

                    PROPRIETARY INFORMATION

         SECTION 4.01. Confidential Information. Each party agrees to, and will cause its agents, representatives, Affiliates, employees, officers, directors, accountants, counsel and other designated representatives (collectively, "Representatives") to: (i) treat and hold as confidential all, and not disclose or provide access to any Person to any, books, records, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other in its possession or furnished by the other or the other's Representatives pursuant to this Agreement (it being understood that, with respect to Plainbridge, such Information is limited to that which concerns the Rickel Businesses), (ii) in the event that either party or its representatives become legally compelled to disclose any such Information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 4.01 and (iii) in the event that such protective order or other remedy is not obtained, or the other party waives compliance with this
Section 4.01, furnish only that portion of such Information that is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Information; provided, however, that this sentence shall not apply to any Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such party or its representatives. Each party agrees and acknowledges that remedies at law for any breach of its obligations under this Section 4.01 are inadequate and that in addition thereto the other party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

         SECTION 4.02. Delivery of Data. Pathmark and Plainbridge agree that Plainbridge is the owner of all historical records and data processing files in Pathmark's possession relating exclusively to the Rickel Businesses (the "Records"). Plainbridge shall have the right, at any time






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and from time to time during normal business hours, to copy and retain all Records and make extracts of information relating to Plainbridge from Pathmark's data processing records. Upon the termination of this Agreement, Pathmark shall transfer all Records to Plainbridge. Pathmark shall not destroy any Records without having given 30 days' prior written notice to Plainbridge. Pathmark shall inform any third party service providers that the Records are the property of Plainbridge and require such providers to keep the Records confidential and to transfer all Records to Plainbridge upon termination of this Agreement.


                           ARTICLE V

                      TERM AND TERMINATION

         SECTION 5.01. Term. This Agreement shall have a term of five years. Thereafter, subject to the agreement of Pathmark, Plainbridge shall each year have an option to renew for an additional year. Plainbridge may exercise such option by delivering written notice of its election to exercise such option to Pathmark at least 120 days before the otherwise scheduled expiration of the term of this Agreement, and this Agreement shall be renewed for an additional year unless Pathmark shall have objected to such renewal in a notice delivered to Plainbridge at least 90 days before the otherwise scheduled expiration of the term of this Agreement.

         SECTION 5.02. Termination. This Agreement may be terminated by either Plainbridge or Pathmark (i) if the other party hereto fails to perform in any material way any of its material obligations under this Agreement and if such failure shall remain unremedied for 60 days after written notice thereof shall have been given to such other party, or (ii) upon the occurrence of an Event of Insolvency with respect to the other party.

         SECTION 5.03. Transitional Assistance. Upon the termination of this Agreement, Pathmark shall aid Plainbridge in the resulting transition by providing Services, at a fee to be mutually agreed upon, negotiating in good faith at that time, to Plainbridge, until such time as Plainbridge shall have had a reasonable opportunity to make alternative arrangements.

         SECTION 5.04. Payment Obligations. Notwithstanding any provisions herein to the contrary, all payment obligations arising hereunder prior to the termination of this Agreement shall survive such termination until all such obligations shall have been paid.





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                           ARTICLE VI

                         FORCE MAJEURE

         SECTION 6.01. Event of Force Majeure. If, as a result of the occurrence of an Event of Force Majeure, either party is unable to perform its obligations hereunder, such obligations shall be temporarily suspended; provided that such suspension shall be in effect only for the period during which such Event of Force Majeure shall be continuing and provided further that such party shall diligently attempt to remove the cause of its inability to fully perform such obligations and shall keep the other party advised on a regular basis of its progress in removing the cause of its inability to fully perform such obligations. If and to the extent that such causes reduce or restrict the ability of Pathmark to provide Services hereunder, Pathmark shall provide the Services to Plainbridge on a proportional or restricted basis comparable to its own operations, and the charges shall be adjusted equitably, by mutual agreement, to reflect any interruption or reduction in service. In addition, Pathmark shall consult with Plainbridge in connection with Plainbridge's efforts to arrange the provision of Services by a third party and otherwise attempt to assist Plainbridge in its efforts to minimize or reduce the effect on its operations of Pathmark's inability to provide the Services in the quantities or at the levels desired by Plainbridge; provided, however, that nothing herein shall require Pathmark to assume obligations in addition to those otherwise set forth in this Agreement or to incur costs in addition to those otherwise contemplated by this Agreement.


                          ARTICLE VII

                    LIMITATION ON LIABILITY

         SECTION 7.01. Limitation on Pathmark's Liability. Plainbridge acknowledges that Pathmark is not in the business of providing the Services and that the Services are being provided pursuant to this Agreement solely as an accommodation to Plainbridge in connection with the Asset and Liability Transfer. Plainbridge's sole and exclusive remedy and Pathmark's sole and exclusive liability for any failure by Pathmark to provide, and for any Losses of Plainbridge attributable to the provision of, the Services in the manner specified in Section 2.01 shall be reperformance of such








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services.  Pathmark makes no warranty regarding the Services and disclaims all warranties with respect to the Services.


                          ARTICLE VIII

                       DISPUTE RESOLUTION

         SECTION 8.01. Grievances and Disputed Amounts. If Plainbridge disputes any portion of any invoice for the Service Fee from Pathmark, it shall pay the undisputed amount by the date specified in Section 3.01. Each party shall give notice to the other party of any invoice adjustment it believes should be made, and the parties shall attempt to reach agreement on such adjustment within seven days of such notice.

         SECTION 8.02.  Interparty Dispute Resolution.
Disputes between the two parties arising under this Agreement and not settled pursuant to Section 8.01 or otherwise shall be submitted to an arbitration panel made up of representatives from both parties (the "Dispute Panel"). The President of Pathmark shall act as chairman of the Dispute Panel, and each party shall appoint two other members to the Dispute Panel, with each member of the Dispute Panel having one vote. The decision of the Dispute Panel shall be binding on both parties; provided that the Boards of Directors of each party shall have approved the decision. In the event that a decision of the Dispute Panel shall not be approved by each Board of Directors, the dispute shall be submitted to independent arbitration pursuant to Sections 8.03, 8.04 and 8.05.

         SECTION 8.03. Arbitration. In the event that the parties are not successful in resolving the dispute pursuant to
Section 8.02, the parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes or the procedure of another mutually agreed-upon organization, as modified herein, by a sole arbitrator, in New York, New York, selected in accordance with the provisions of Section 8.04.
The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Secs. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

         SECTION 8.04.  Selection of Arbitrator.  Upon a
failure of the parties to resolve a dispute pursuant to Section
8.02, the parties shall have 10 days to agree upon a mutually acceptable neutral person not affiliated with either of the parties to act as arbitrator. If no arbitrator has






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been selected within such time, the parties agree jointly to request the Center for Public Resources or another mutually agreed-upon organization to supply within 10 days a list of potential arbitrators with qualifications as specified by the parties in the joint request. Within five days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the arbitrator the individual receiving the highest combined ranking who is available to serve.

         SECTION 8.05. Cost of Arbitration. The costs of arbitration shall be apportioned between Pathmark and Plainbridge as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the arbitration.


                           ARTICLE IX

                       GENERAL PROVISIONS

         SECTION 9.01. Books and Records. Upon prior written notice, each party shall have access to the books and records of the other party as they pertain to such party's obligations or its ability to perform its obligations under this Agreement.

         SECTION 9.02. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

         SECTION 9.03. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, incurred in connection with this Agreement and the transactions contemplated hereby prior to the date of the Asset and Liability Transfer shall be paid by Pathmark to the extent that appropriate documentation concerning such costs and expenses shall be provided to Pathmark.

         SECTION 9.04. Amendments. (a) This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each of Pathmark and Plainbridge or (ii) by a waiver set forth in an instrument in writing signed by the party to be bound thereby.








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         (b)  The Rickel Service Manual may not be amended or
modified except by an instrument in writing signed by, or on behalf of, each of Pathmark and Plainbridge.

         SECTION 9.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.05):

    (a)  If to Pathmark:

              Pathmark Stores, Inc.
              301 Blair Road
              P.O. Box 5301
              Woodbridge, New Jersey  07095-0915
              Telecopier:  (908) 499-3100/3460
              Attention:  Chief Executive Officer
              With a copy to:  Corporate Secretary

    (b)  If to Plainbridge:

              Plainbridge, Inc.
              P.O. Box 5021
              Woodbridge, New Jersey  07095-
              Telecopier:
              Attention:  President
              With a copy to:  Corporate Secretary

         SECTION 9.06. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Pathmark and Plainbridge and their respective successors and assigns; provided that Plainbridge may not assign its rights and obligations hereunder or any interest herein without the prior written consent of Pathmark. Notwithstanding the foregoing, Plainbridge may assign (without Pathmark's prior written consent) any of its rights, but not its obligations, hereunder to any Person providing financing to Plainbridge.

         SECTION 9.07. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.






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         SECTION 9.08.  Relationship of Parties.  In all
matters relating to this Agreement, both parties shall be acting solely as independent contractors and shall be solely responsible for the acts of their employees, officers, directors and agents. Employees, agents or contractors of one party shall not be considered employees, agents or contractors of the other party. Neither party shall have the right, power or authority under this Agreement to create any obligation, express or implied, on behalf of the other party.

         SECTION 9.09. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

         SECTION 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 9.11.  Headings.  The descriptive headings
contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.12.  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the laws of
















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the State of New Jersey, without regard to the principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.



                                 PATHMARK STORES, INC.



                                 By
                                    Name:   John Henry
                                    Title:  Vice President


                                 PLAINBRIDGE, INC.



                                 By
                                    Name:   Marc Strassler
                                    Title:  Vice President